SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                        Commission File Number 001-08971
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                                   RCPI Trust
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             (Exact name of registrant as specified in its charter)


           c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza,
                New York, New York 10111, telephone: 212-332-6500
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Floating Rate Notes due 2007
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [x]        Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [x]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934 RCPI Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    April 27 , 2001                      BY:   /s/ Ralph F. Rosenberg
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                                                 Name:  Ralph F. Rosenberg
                                                 Title: Secretary